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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 15

          Certification and Notice of Termination of Registration Under
             Section 12(g) of the Securities Exchange Act of 1934 or
            Suspension of Duty to File Reports Under Sections 13 and
                  15(d) of the Securities Exchange Act of 1934


                        Commission File Numbers 000-18299
                                                ---------

                            News Communications, Inc.
           -----------------------------------------------------------
           (Exact name of each registrant as specified in its charter)

                            2 Park Avenue, Suite 1405
                               New York, NY 10016
                                 (212) 689-2500
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               (Address, including zip code, and telephone number,
        including area code, of registrant's principal executive offices)

                     Common Stock, par value $0.01 per share
            -------------------------------------------------------
            (Title of each class of securities covered by this Form)

                                       N/A
         --------------------------------------------------------------
         (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

         Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

         Rule 12g-4(a)(1)(i)          [X]     Rule 12h-3(b)(1)(i)          [ ]
         Rule 12g-4(a)(1)(ii)         [ ]     Rule 12h-3(b)(1)(ii)         [ ]
         Rule 12g-4(a)(2)(i)          [ ]     Rule 12h-3(b)(2)(i)          [ ]
         Rule 12g-4(a)(2)(ii)         [ ]     Rule 12h-3(b)(2)(ii)         [ ]
                                              Rule 15d-6                   [ ]

         Approximate number of holders of record as of the certification
or notice date:   132
                 ----

         Pursuant to the requirements of the Securities Exchange Act of 1934, News Communications, Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.



Date: November 2, 2005                   By: /s/ James A. Finkelstein
                                             ----------------------------------
                                             Name: James A. Finkelstein
                                             Title:   Chief Executive Officer